Q Biomed Announces Licensing Agreement for Development of Drug to Treat Rare Pediatric Disorder
New Treatment in Development Looks to Treat Rare Condition that Robs Approximately 20,000 US Children per Year of their Ability to Speak

NEW YORK, April 25, 2017 —  Q BioMed Inc. (OTCQB: QBIO) and ASDERA LLC today announce a licensing agreement that provides Q Biomed with the worldwide exclusive rights to ASDERA’s ASD-002, which is being developed to treat a rare pediatric nonverbal disorder. Under the terms of the agreement, Q Biomed receives global rights to develop and commercialize the drug in the rare pediatric disease market.

Among the more than 60,000 US children who develop autism spectrum disorders (ASD) every year, 20,000 become nonverbal or lose the ability to speak. The numbers are similar in Europe and this nonverbal group will have to rely on assisted living for the rest of their life.

Denis Corin, CEO of Q Biomed said, “Given the severity of this disorder, and the immense emotional toll on these children and their families, our goal is to move the product forward quickly by using all the regulatory tools available to us to expedite the advancement of this drug candidate.”

The cost for treatment and assisted living in the US alone can equal or exceed ten million dollars per patient over a lifetime. The estimated cost to the US healthcare system and lost productivity is estimated at 200 billion dollars each. Currently there is no treatment for this disorder.  EEG, behavioral, and  genetic testing can identify a very targeted population of children in their second year of life that we believe would respond to this treatment.

Research published in 2014 by Wittkowski et al in the Nature journal Translational Psychiatry and independently confirmed in 2015 by Gugliemi et al indicated that certain ion channels were not active enough in this targeted population. ASD-002 is designed to ameliorate this age-specific condition by activating these ion channels. If the second year of life treatment window is missed, many of these children may lose the ability to speak while others may never start to speak at all.

“We are very excited about the potential of ASD-002 and hopefully this will allow thousands of children each year to develop speech and live independent and productive lives,” added Corin.

“ASDERA’s mission is to focus on developing targeted therapies for diseases where there is a high unmet need,” said Dr. Knut Wittkowski. “We are grateful to be working with Q Biomed, which immediately saw the potential of ASD-002 and are committed to ensuring that ASD-002 reaches its intended target patient population.”

About This Rare Pediatric Nonverbal Disorder
Early physiological and behavioral signs of becoming nonverbal appear around nine months of age and include: excessive crying, abnormal eye tracking, and epileptiform EEG. These children may never speak or might begin speaking a few words and then “regress” and lose their ability to speak, while developing on the autism spectrum. Pathological symptoms manifest at the age of 24 months, at which age post-mortem scans  reveal patchy regions of disorganization in cortical brain regions.

Research Papers:

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Wittkowski KM, Sonakya V, Bigio B, Tonn MK, Shic F, Ascano M, Nasca C, Gold-Von Simson G. A novel computational biostatistics approach implies impaired dephosphorylation of growth factor receptors as associated with severity of autism. Transl Psychiatry. 2014;4:e354. PMCID: 3905234. Available from: http://www.nature.com/articles/tp2013124.

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Guglielmi L, Servettini I, Caramia M, Catacuzzeno L, Franciolini F, D'Adamo MC, Pessia M. Update on the implication of potassium channels in autism: K(+) channelautism spectrum disorder. Front Cell Neurosci. 2015;9:34. PMCID: 4345917. Available from: https://doi.org/10.3389/fncel.2015.00034

About ASDERA
ASDERA is a privately held biotech company, whose mission is to provide solutions for diseases with high unmet needs. The results leading to ASD-002 were derived using a proprietary discovery platform that uniquely analyzes genetic data to identify collections of functionally related genes and, thus, possible drugs to modulate these functions. This platform has also been successfully applied to analyze clinical trials to identify targeted patient populations more likely to respond to therapy.

Q Biomed Inc.
Q BioMed Inc. is a biomedical acceleration and development company focused on licensing and acquiring biomedical assets across the healthcare spectrum. It is dedicated to providing these target assets the strategic resources, developmental support, and expansion capital needed to ensure they meet their potential, enabling them to provide products to patients in need.

Forward-Looking Statements:
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:
Denis Corin
CEO
Q BioMed Inc.
1 888 357 2435

Source: Q BioMed Inc.